UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 22, 2008

OPTELECOM-NKF, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-8828	52-1010850
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12920 Cloverleaf Center Drive, Germantown, Maryland		20874
(Address of principal executive offices)		(ZIP Code)

Registrant’s telephone number, including area code:  (301) 444-2200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Employment Agreements

The Compensation Committee of the Board of Directors (the “Compensation Committee”) of Optelecom-NKF, Inc. (the “Company”) has approved an increase in the annual salaries of Thomas Overwijn, Executive Vice President and Chief Operating Officer of the Company, and Roland Hooghiemstra, Vice President of Sales and Marketing of the Company. The salaries for Mr. Overwijn and Mr. Hooghiemstra include increases effective January 1, 2009 and an additional 1% increase effective July 1, 2009. Mr. Overwijn’s and Mr. Hooghiemstra’s salaries for 2009 are EUR 139,764 and EUR 120,218, respectively. Additionally, the Compensation Committee approved a new Employment Agreement between the Company and Steven Tamburo, its Chief Financial Officer.

The Company and Mr. Tamburo were parties to an Employment Agreement that expires December 31, 2008.  The Compensation Committee has approved renewing the Employment Agreement with Mr. Tamburo, effective January 1, 2009, for a term of one year.  The terms of this Employment Agreement will remain similar to the current Agreement; except that Mr. Tamburo’s annual base salary will increase to $182,875. In the event the employment agreement is not renewed prior to December 31, 2009 Mr. Tamburo’s employment continues on an at will basis. Severance, change of control benefits and restrictive covenants from the employment agreement continue during at will employment.

Adoption of 2009 Incentive Plan

On December 22, 2008, the Compensation Committee also approved the 2009 Incentive Plan (the “Plan”) for the Company.  Under the Plan, employees of the Company, including executive officers, are eligible for both cash and equity awards, based on a combination of individual and Company performance.

The Plan includes a Management Cash Incentive Plan and a Management Stock Award Plan pursuant to which the Company’s named executive officers are eligible to receive cash and equity awards (the “Management Plan”).  The Company’s Chief Executive Officer, Chief Operating Officer and Chief Financial Officer will be eligible for a target cash payment under the Management Plan, based on 2009 base salary, if the Company’s consolidated income from operations for 2009, as determined in accordance with generally accepted accounting principles in the United States, meets the target established by the Compensation Committee.  The target cash payments under the Management Plan are 55% of 2009 base salary for the Chief Executive Officer and 40% of 2009 base salary for the other named executive officers.  A proportionate amount of the target cash payment will be made if the Company’s consolidated income from operations for 2009 is within 80% of the target established by the Compensation Committee, but no payments will be made under the Management Plan if consolidated income from operations for 2009 is below 80% of the target.

Also, under the Management Plan, if the Company’s consolidated income from operations for 2009, as determined in accordance with GAAP, meets the target determined by the Compensation Committee, each named executive officer is eligible to receive a target equity award value consisting of a combination of options to purchase common stock and restricted stock awards.   The target equity award values are $92,000 for the Chief Executive Officer, $70,000 for the Chief Operating Officer and Chief Financial Officer, and $40,000 for the other executive officers.  A proportionate amount of the target equity awards will be made if the Company’s consolidated income from operations for 2009 is within 80% of the target established by the Compensation Committee, but no awards will be made if consolidated income from operations for 2009 is below 80% of the target.  Equity and cash awards under the Management Plan will be made in the first quarter of 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTELECOM-NKF, INC.

	By:	/s/ Edmund Ludwig
Edmund Ludwig
Chief Executive Officer

Date: December 23, 2008